The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any State where such offer or sale is not permitted.

PRELIMINARY PRICING SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
Subject to Completion	Registration No. 333-185049
Dated April 4, 2014

Pricing Supplement dated ● to the

Prospectus dated August 1, 2013

Prospectus Supplement and Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated August 8, 2013

The Bank of Nova Scotia

$

Equity Linked Index Notes, Series A

Linked to the S-Network Bank Loan/Limited Duration Closed-End Fund Index

Due April 21, 2016

The Equity Linked Index Notes, Series A Linked to the S-Network Bank Loan/Limited Duration Closed-End Fund Index, due April 21, 2016 (the “Notes”) offered hereunder are unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the Reference Asset (defined below) and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.

A Coupon Amount linked to the sum of the distributions, if any, paid by each of the closed-end funds that comprise the S-Network Bank Loan/Limited Duration Closed-End Fund Index (which we refer to as the "Reference Asset" or "Index"), for each Coupon Period, may be paid to you on the Coupon Payment Dates (all as defined herein). However, if the Reference Securities (as defined herein) do not make any cash distributions, you will not receive a Coupon Amount. We describe in more detail herein how the Coupon Amounts will be determined.

The amount that you will be paid on your Notes at maturity is based on the performance of the Reference Asset. On the stated Maturity Date, you will receive an amount in cash per Note equal to: Principal Amount + (Principal Amount x Index Return) + the final Coupon Amount (if any). The Index Return will equal (i) the Adjusted Final Level minus the Initial Level divided by (ii) the Initial Level (expressed as a positive or negative percentage). Following the determination of the Initial Level, the amount you will be paid on your Notes at maturity will not be affected by the Closing Level of the Reference Asset on any day other than the averaging days during the Final Averaging Period. You could lose a substantial portion of your investment in the Notes. A Percentage Change in the Reference Asset of less than 2.75% will reduce the payment you will receive at maturity below the Original Issue Price of your Notes. You may not receive any Coupon Amounts during the term of the Notes. Any payment on your Notes is subject to the creditworthiness of The Bank of Nova Scotia. We describe in more detail herein how the Payment at Maturity will be determined.

The Reference Asset is an index of closed-end funds listed on exchanges in the United States, including bank loan closed-end funds and other closed-end funds of short duration fixed income instruments (each, a “Reference Security”). The weighting of the Reference Securities in the Reference Asset is subject to the total net asset value of the Reference Security adjusted for the Reference Security’s average discount for the previous 90 days as further described in “Information Regarding the Reference Asset” herein. The Reference Securities which comprise the Reference Asset are selected by S-Network Global Indexes, LLC (who we refer to as the "Index Calculation Agent'). The Reference Asset reflects price return only, not total return. We have no involvement in the creation, calculation or maintenance of the Index.

The difference between the estimated value1 of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, if you were to sell your Notes in the secondary market, if any, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date and you may lose all or a substantial portion of your initial investment. As the price of the Notes is above par, the market value of your Notes may suffer even a greater decline if sold in the secondary market. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and the hedging transactions it enters into with its affiliates. The Bank’s affiliates will also realize a profit that will be based on the (i) cost of creating and maintaining the hedging transactions minus (ii) the payments received on the hedging transactions.

The Notes are derivative products based on the performance of the Reference Asset. The return on your Notes will relate to the level of the Reference Asset on the Valuation Date. The Notes do not constitute a direct investment in the Reference Securities. By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such Reference Security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers of Reference Securities including, without limitation, any voting rights or rights to receive dividends or other distributions (except that dividend distributions will be reflected in the level of the Reference Asset).

Neither the United States Securities and Exchange Commission (“SEC”), NOR ANY state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense. THE NOTES ARE NOT INSURED by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Notes after their initial sale.  Unless we, Scotia Capital (USA) Inc. or another of its affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this pricing supplement relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-30 of the accompanying product prospectus supplement.

	Per Note	Total
Price to public	102.50%	$
Underwriting commissions[2]	2.50%	$
Proceeds to The Bank of Nova Scotia[3]	100.00%	$

Investment in the Notes involves certain risks.  You should refer to “Additional Risks” in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company on or about April 23, 2014 against payment in immediately available funds.

Scotia Capital (USA) Inc.

[1]	The estimated value of the Notes on the Trade Date as determined by the Bank is approximately $1,000.00 (100%) per $1,000 Principal Amount of the Note, which is less than the Original Issue Price. See “The Bank’s Estimated Value of the Notes” in this pricing supplement for additional information.
[2]	Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and, as part of the distribution of the Notes, will reoffer the Notes to third-party distributors at a discount with an underwriting commission of up to $25.00 (2.50%) per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. Certain accounts may pay a purchase price of at least $975.00 (97.50%) per $1,000 Principal Amount of the Notes and third party distributors involved in such transactions may charge a discretionary fee with respect to such sales. Scotia Capital (USA) Inc. may separately receive a structuring and development fee of up to $0.50 (0.05%) per $1,000 Principal Amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
[3]	Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus, the prospectus supplement, and the product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the "Bank”)
CUSIP/ISIN:	CUSIP 064159DU7 / ISIN US064159DU71
Type of Notes:	Equity Linked Index Notes, Series A
Reference Asset:	S-Network Bank Loan/Limited Duration Closed-End Fund Index (Bloomberg Ticker: CEFBLX)
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Original Issue Price:	102.50% of the Principal Amount of each Note
Currency:	U.S. Dollars
Trade Date:	Expected to be April 17, 2014
Original Issue Date:	Expected to be April 23, 2014 (the 3rd scheduled Business Day after the Trade Date).
Maturity Date:	April 21, 2016 (to be determined on the Trade Date and expected to be the 3rd scheduled Business Day after the Final Valuation Date) subject to adjustment as described in more detail in the accompanying product prospectus supplement.
Final Valuation Date:	Three Business Days prior to the Maturity Date (unless postponed due to any market disruption event during the Final Averaging Period). See “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 in the accompanying product prospectus supplement
Index Return:

The Index Return, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows:

Adjusted Final Level – Initial Level

Initial Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Adjusted Final Level:	The excess of (i) the Final Level minus (ii) the Index Adjustment Amount
Principal at Risk:	You may lose a substantial portion of your initial investment at maturity if there is a Percentage Change from the Initial Level to the Final Level of less than 2.75%.
Breakeven Level:

2.75%, which is expressed as a percentage and calculated using the following formula: the excess of (i) the quotient of (a) the sum of the Original Issue Price and the Index Adjustment Amount divided by (b) the Principal Amount per Note minus (ii) 100.00%.

For you to receive a Payment Amount greater than the Original Issue Price of the Notes, the Percentage Change must be greater than the Breakeven Level of 2.75% due to the effect of both the Index Adjustment Amount and the Original Issue Price being greater than the $1,000 in Principal Amount you purchased.

Fees and Expenses:

Scotia Capital (USA) Inc. or one of our affiliates may pay varying discounts and underwriting commissions of up to $25.00 per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. Certain accounts may pay a purchase price of at least $975.00 (97.50%) per $1,000 Principal Amount of the Notes and third party distributors involved in such transactions may charge a discretionary fee with respect to such sales.

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Scotia Capital (USA) Inc. may separately receive a structuring and development fee of up to $0.50 (0.05%) per $1,000 Principal Amount of the Notes. See "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Coupon Amount:	An amount per Coupon Period, as determined on the Coupon Determination Date for such Coupon Period, and paid each applicable Coupon Payment Date, equal to the aggregate of any Issuer Distribution Amounts paid during the Coupon Period.
Issuer Distribution Amount:

An amount per Note equal to the distribution amounts paid by each issuer of a Reference Security in connection with an initial investment in such issuer equal to the Principal Amount per Note multiplied by the weighting of such issuer in the Index (subject to the averaging methodology used in calculating the Initial Level and the Final Level and also subject to rebalancing and adjustment as described in "Information Regarding the Reference Asset" in this pricing supplement).

Coupon Periods:	Each calendar month during the term of the Notes; provided that: (i) the first Coupon Period shall be for the period beginning on and including the Initial Averaging Period Start Date to and including the Coupon Determination Date occurring in the first full calendar month following the Initial Averaging Period Start Date, and (ii) the final Coupon Period shall be for the period beginning on and including the first Business Day of the final calendar month during the term of the Note to and including the Final Valuation Date.
Coupon Determination Date:	With respect to each Coupon Period, the final Business Day of such period.
Coupon Payment Dates:	The third Business Day following each Coupon Determination Date
Payment at Maturity:	On the Stated Maturity Date, you will receive an amount in cash per Note equal to:
Principal Amount + (Principal Amount x Index Return) + the Final Coupon Amount (if any)
The Percentage Change must exceed 2.75% in order for you to receive a Payment Amount per $1,000 in Principal Amount of the Notes that exceeds the Original Issue Price of the Notes set forth above. In addition, the Payment Amount could be substantially less than the Principal Amount of the Notes.
You could lose all or a substantial portion of your investment in your Notes if the Percentage Change of the index level is less than 2.75%.
Initial Level:	The average of the Closing Levels of the Reference Asset during the Initial Averaging Period.
Closing Level:	The Closing Level of the Reference Asset will be determined based upon the closing level published on the Bloomberg page “CEFBLX<Index>” or any successor page on Bloomberg or any successor service, as applicable, on any date of determination. In certain special circumstances, the Closing Level will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.
Initial Averaging Period:	The ten (10) Business Days beginning on and including the Initial Averaging Period Start Date (each day, as may be postponed due to the occurrence of a market disruption
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event). See “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 in the accompanying product prospectus supplement
Initial Averaging Start Date:	The Business Day immediately following the Trade Date.
Final Level:	The average of the Closing Levels of the Reference Asset during the Final Averaging Period.
Final Averaging Period:	The ten (10) Business Days up to and including the Final Valuation Date (unless postponed due to a market disruption event). See “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 in the accompanying product prospectus supplement
Index Adjustment Amount:	An amount equal to $2.50 per Note.
Percentage Change:

The Percentage Change, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows:

Final Level – Initial Level

Initial Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Form of Notes:	Book-entry
Early Redemption Fee:

For any secondary market transaction executed by Scotia Capital (USA) Inc. occurring during the following periods, an amount equal to $2.50 (0.25%) per $1,000 Principal Amount.

Any Early Redemption Fee payable on any secondary market transaction will be calculated based on the Principal Amount being redeemed.

Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.
Tax Redemption:	The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” below.
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Business Day:	New York and Toronto
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-14 in the accompanying product prospectus supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS

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YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated August 1, 2013, as supplemented by the prospectus supplement dated August 8, 2013 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated August 8, 2013, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated August 1, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006699/e54840_424b3.htm

Prospectus Supplement dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006938/e54968_424b3.htm

Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated August 8, 2013

http://www.sec.gov/Archives/edgar/data/9631/000089109213006939/e54971_424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov, or accessing the links above. Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

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Investor Suitability

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of losing a substantial portion of your initial investment.
•	You can tolerate a loss of your initial investment.
•	You believe that the aggregate Coupon Amounts plus the Payment at Maturity that you will receive will yield a positive return on your initial investment greater than the Original Issue Price and the Reference Asset will appreciate over the term of the Notes and that the appreciation is likely to exceed the Breakeven Level.
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.
•	You are comfortable with an investment that provides exposure to an index of closed-end bank loan funds
•	You understand that a widening of the discount to net asset value of the Reference Securities could have a negative impact on the value of the Reference Asset, and therefore the Notes
•	You believe that the diversified investment represented by the Reference Asset provides a better opportunity for positive returns than 100% exposure to any Reference Security.
•	You are comfortable with the limited performance history of the Reference Asset, as the current methodology of the Reference Asset was launched recently and it does not have an established performance record.
•	You are willing to hold the Notes to maturity, a term of 24 months, and accept that there may be little or no secondary market for the Notes.
•	You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing a substantial portion of your initial investment.
•	You require an investment designed to guarantee a full return of principal at maturity.
•	You cannot tolerate a loss of a substantial portion of your initial investment.
•	You are concerned that the average discounts to net asset value of the Reference Securities in the Reference Asset will increase further from current levels.
•	You believe that the level of the Reference Asset will decline during the term of the Notes, or you believe the Reference Asset will not appreciate over the term of the Notes beyond a Breakeven Level.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.
•	You are uncomfortable with the limited performance history of the Reference Assets, as the current methodology of the Reference Asset was launched recently and you prefer to invest in a Reference Asset that has an established performance record.
•	You are unwilling to hold the Notes to maturity, a term of 24 months, or you seek an investment for which there will be a secondary market.
•	You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in

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this preliminary pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-5 of the Product Prospectus Supplement for Equity Linked Index Notes, Series A for risks related to an investment in the Notes.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the default amount as described below.

Default Amount

The default amount for your Notes on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due date”) and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
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If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 22 of the accompanying prospectus.

Tax Redemption

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

  as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes; or
  on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

The redemption price will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Notes pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Notes to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Notes are not redeemable prior to their maturity.

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Hypothetical Payments AT MATURITY (excluding any final coupon amount) On the Notes

The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Index and the related effect on the Payment Amount. The following hypothetical examples illustrate the payment you would receive on the Maturity Date, excluding any final Coupon Amount, if you purchased $1,000 in Principal Amount of the Notes with an Original Issue Price of $1,025.00. Numbers appearing in the examples below have been rounded for ease of analysis.

Percentage Change (1)	Payment at Maturity (excluding any final Coupon Amount) per $1,025.00 Original Issue Price of the Notes (1)	Percentage Gain (or Loss) per $1,025.00 Original Issue Price of the Notes
40.00%	$1,397.50	36.34%
30.00%	$1,297.50	26.59%
20.00%	$1,197.50	16.83%
10.00%	$1,097.50	7.07%
2.75% (2)	$1,025.00	0.00%
0.00% (3)	$997.50	-2.68%
-10.00%	$897.50	-12.44%
-20.00%	$797.50	-22.20%
-30.00%	$697.50	-31.95%
-40.00%	$597.50	-41.71%

(1) In order to reflect the true breakeven level, the calculations above do not account for any reduction due to the Index Adjustment Amount.

(2) For you to receive a Payment Amount greater than the Original Issue Price of the Notes, the Percentage Change must be greater than the Breakeven Level of 2.75% due to the effect of both the Index Adjustment Amount and the Original Issue Price being greater than the $1,000 in Principal Amount you purchased.

(3) If the Percentage Change is not at least 2.75%, you will lose some or all of your initial investment in the Notes.

You may receive Coupon Amounts during the term of the Notes. The hypothetical returns displayed in the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Notes. As described herein, you may not receive any Coupon Amounts, and you may lose some or all of your investment.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any trading day, the Closing Level, or what the value of your Notes may be. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Notes.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

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The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

There is a Risk of Loss at Maturity

Any payment on the Notes at maturity depends on the Index Return of the Reference Asset. The Bank will only repay you the full Principal Amount of your Notes if the Percentage Change is equal to or greater than 2.75%. If the Percentage Change is less than 2.75%, meaning the percentage increase from the Initial Level to the Final Level is less than the 2.75%, you will lose a significant portion of your initial investment. Accordingly, you may lose a substantial portion of your investment in the Notes if the percentage increase from the Initial Level to the Final Level is less than 2.75%.

The Notes Differ from Conventional Debt Instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

Changes in the Composition of the Index May Affect the Relative Importance of the Risks in the Notes

The Index will be rebalanced quarterly and may also be subject to reconstitutions, additions and deletions as described in "Information Regarding the Reference Asset" in this pricing supplement. At any one time, and provided they satisfy the eligibility criteria, the Reference Securities composing the Index may be selected from a universe of approximately 200 closed-end funds, each of which may be exposed to different risks. Consequently, the relative importance of the following risk factors may be affected by a change in the composition of the Index and may vary from time to time.

There are Risks Associated with Closed-End Funds

Investments in closed-end funds involve certain risks. Because the Notes are linked to the performance of an index comprised solely of closed-end funds, you should carefully consider the following risks associated with investments in closed-end funds generally as well as the strategic risks and sector risks associated with investing in funds with specialized investment strategies, as described below:

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  The Reference Securities May Trade at Fluctuating Discounts from or Premiums to Their Net Asset Values, and this May Adversely Affect Your Return. Shares of closed-end funds typically trade in the open market at discounts from, or premiums to, their net asset value ("NAV"). The levels of such discounts and premiums may fluctuate significantly over time in response to supply and demand, which are influenced by various factors. The level of the Index, and thus the return on the Notes, will be adversely affected if the Reference Securities experience decreases in premiums or increases in discounts, which is a separate risk from the risk of a decline in the value of the Notes due to decreases in the NAVs of the Reference Securities.
  The Reference Securities are Subject to Market Risk. The prices of shares of closed-end funds are sensitive to general movements in the stock market. A drop in the stock market may depress the prices of shares of closed-end funds. Share prices, like other investments, may move up or down, sometimes rapidly and unpredictably. In addition, market prices of the shares of closed-end funds may be affected by investors' perceptions regarding closed-end funds generally or their underlying investments. Events that have an adverse effect on the stock market as a whole could have a similarly adverse effect on the value of the Notes, and such adverse effects may not be predictable.
  The Reference Securities are Subject to Management and Issuer Risk. The success of the strategy of any closed-end fund is subject to the ability of the fund manager to achieve the fund's investment objective. Issuers of the Reference Securities may not be managed by individuals who are able to achieve their specific investment objectives, and even previously successful fund managers may be unable, due to general financial, economic and political conditions or due to other factors beyond their control, to achieve their investment objectives. Past success in meeting investment objectives does not necessarily indicate that the fund manager will be able to continue to do so. If the fund manager of one or more of the issuers of the Reference Securities is unable to achieve the relevant fund's investment objective, the NAV of the fund may decrease and the value of the Notes may be adversely affected.

Further, certain Reference Asset constituent closed-end funds may invest in corporate income-producing securities. The value of such securities may decline for a number of reasons which directly relate to the issuer of those securities, such as management performance, financial leverage and reduced demand for the issuer's goods and services. Such a decline may adversely affect the value of the Reference Security, the Reference Asset and the value of your Notes.

  Shares of Closed-End Funds do not Assure Dividend Payments. Closed−end funds do not guarantee the payment of dividends. Dividends are paid only when declared by the boards of directors of closed−end funds, and the level of dividends may vary over time. If an issuer of a Reference Security reduces or eliminates the level of its regular dividends, this may cause the market price of its shares, and therefore of the Notes, to fall.
  Certain Reference Asset Constituent Closed-End Funds may be Classified as "Non-Diversified." Certain closed−end funds, including some Reference Asset constituent closed-end funds, may be classified as “non−diversified” under the Investment Company Act of 1940, as amended. A non−diversified fund has the ability to invest more of its assets in securities of a single issuer than if it were classified as a “diversified” fund, which may increase volatility. If the closed−end fund’s investment in an issuer represents a relatively significant percentage of the closed−end fund’s portfolio, the value of the portfolio will be more impacted by a loss on that investment than if the portfolio were more diversified. If the investments of the issuers of the Reference Securities are concentrated in a particular issuer or set of issuers that experiences a loss, the value of the Notes could be affected.
  The Value of a Closed-End Fund may not Accurately Track the Value of the Securities in which Such Closed-End Fund Invests. Although the trading characteristics and valuations of a closed−end fund will usually mirror the characteristics and valuations of the securities in which such closed−end fund invests, its value may not accurately track the value of such securities. The value of a closed−end fund will also reflect transaction costs and fees that the closed−end fund constituents do not have. Accordingly, the performance of a closed−end fund may not be equal to the performance of the closed−end fund constituents during the term of the Notes.
  The Organizational Documents of the Closed-End Funds Underlying the Notes May Contain Anti-Takeover Provisions. The organizational documents of certain of the closed-end funds underlying the Notes may include provisions that could limit the ability of other entities or persons to acquire control of such fund or to change the
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composition of its board. These provisions could limit the ability of shareholders to sell their shares at a premium to prevailing market prices by discouraging a third party from seeking to obtain control of the relevant closed-end fund.

There are Strategic Risks Associated with Closed-End Funds

Closed-end funds employ various strategies to achieve their investment objectives. The following outlines the key risks of strategies pursued by closed-end funds.

  There are Risks Associated with Corporate Loans. Some of the Reference Asset constituent closed-end funds invest in corporate loans, and therefore the Notes are subject to risks associated with corporate loans. Corporate loans in which closed-end funds may invest in may not be rated by a NRSRO at the time of investment, generally will not be registered with the Securities and Exchange Commission and generally will not be listed on a securities exchange. In addition, the amount of public information available with respect to corporate loans generally will be less extensive than that available for more widely rated, registered and exchange-listed securities. Because the interest rates of corporate loans reset frequently, if market interest rates fall, the loans' interest rates will be rest to lower levels, potentially reducing an investing closed-end fund's income. No active trading market currently exists for many corporate loans in which closed-end funds may invest and, thus, they are relatively illiquid. As a result, corporate loans generally are more difficult to value than more liquid securities for which a trading market exists.

Reference Asset constituent closed-end funds may also purchase a participation interest in a corporate loan and by doing so acquire some or all of the interest of a bank or other lending institution in a loan to a corporate borrower. A participation typically will result in such closed-end fund having a contractual relationship only with the lender, not the borrower. In this instance, the closed-end fund will have the right to receive payments of principal, interest and any fees to which it is entitled only from the lender selling the participation and only upon receipt by the lender of the payments from the borrower. If the closed-end fund only acquires a participation in the loan made by a third party, the closed-end fund may not be able to control the exercise of any remedies that the lender would have under the corporate loan. Such third-party participation arrangements are designed to give corporate loan investors preferential treatment over high-yield investors in the event of a deterioration in the credit quality of the issuer. Even when these arrangements exist, however, there can be no assurance that the principal and interest owed on the corporate loan will be repaid in full.

  There are Risks Associated with Leverage Strategies. The closed-end funds underlying the Notes may be leveraged. Leverage magnifies both the potential for gain and the risk of loss. Leverage may result from ordinary borrowings or may be inherent in the structure of certain closed-end fund investments such as derivatives. If the prices of such investments decrease, or if the cost of borrowing exceeds any increase in such prices, the NAV of the relevant Reference Security will decrease faster than if it had not used leverage. To repay borrowings, a closed-end fund may have to sell investments at a time and at a price that is unfavorable. An investment in securities of closed-end funds that use leverage may expose the Notes to higher volatility in the market value of such securities and the possibility that the Notes' long-term returns on such securities will be diminished.
  There are Risks Associated with Covered Call Option Writing Strategies. Many of the closed-end funds included in the Index engage in a strategy known as “covered call option writing,” which is designed to produce income from option premiums and offset a portion of a market decline in the underlying security. The writer (seller) of a covered call option forgoes, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the strike price of the call, but retains the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time at which it may be required to fulfill its obligation as writer of the option. Once an option writer has received an exercise notice, it cannot effect a closing purchase transaction in order to terminate its obligation under the option and must deliver the underlying security at the exercise price. As a result, the closed-end funds that engage in covered call option writing may write options on securities that subsequently increase in value above the sum of the premium and the strike price of the call, which could cause such closed-end fund to receive a lower return on such securities than if they had not written such options.
  There are Risks Associated with Derivatives. Certain closed-end funds underlying the Notes may invest in, or enter into, derivatives such as forward contracts, options, futures contracts, options on futures contracts and swap
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agreements. A derivative instrument often has risks similar to its underlying instrument and may have additional risks, including imperfect correlation between the value of the derivative and the underlying instrument, risks of default by the counterparty to certain derivative transactions, magnification of losses incurred due to changes in the market value of the securities, instruments, indices or interest rates to which the derivative relates, and risks that the derivative instruments may not be liquid.

Derivatives can be volatile, and may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in derivatives could have a large potential impact on a Reference Security's performance. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives. Successful use of derivatives is subject to the ability of the closed-end fund's manager to predict correctly movements in the direction of the relevant market and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives.

  There are Risks Associated with Investing in Fixed Income Securities. The Index is comprised of closed-end funds that may invest in fixed income securities. Investing in the Notes, which are linked to Reference Asset constituent closed-end funds that may invest in fixed income securities, differs significantly from investing directly in the bonds themselves and holding them until maturity since the values of the Reference Securities fluctuate, at times significantly, during each trading day based upon the current market prices of the underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed income securities, including those underlying the Reference Securities, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. To the extent that the Reference Asset constituent closed-end funds invest in fixed income securities with a longer term remaining to maturity, the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the Reference Securities, will be increased. As a result, rising interest rates may cause the value of the bonds underlying the Reference Securities, the Reference Securities and, therefore, the Notes, to decline.

  There are Risks Associated with Investing in High-Yield Securities. The Index is composed of closed-end funds that may invest in high-yield securities. Securities of below investment-grade quality are regarded as having predominately speculative characteristics with respect to capacity to pay interest and repay principal, and are commonly referred to as junk bonds. Issuers of high-yield securities may be highly leveraged and may not have available to them more traditional methods of financing. The prices of these lower-grade securities are typically more sensitive to negative developments, such as a decline in the issuer's revenues or a general economic downturn, than are the prices of higher-grade securities. The secondary market for high-yield securities may not be as liquid as the secondary market for more highly-rated securities, a factor which may have an adverse effect on a closed-end fund's ability to dispose of a particular security. There are fewer dealers in the market for high-yield securities than for investment grade obligations. The prices quoted by different dealers may vary significantly and the spread between the bid and ask price is generally much larger than for higher quality instruments. Under adverse market or economic conditions, the secondary market for high-yield securities could contract further, independent of any specific adverse changes in the condition of a particular issuer, and these instruments may become illiquid. As a result, a closed-end fund could find it more difficult to sell these securities or may be able to sell the securities only at prices lower than the prices used in calculating a closed-end fund's NAV.
  Reference Asset Constituent Closed-End Funds Are Subject to Interest Rate Risk. Interest rate risk is the risk that investments of a closed-end fund and other debt securities, including collateral, in a fund's portfolio will decline in value because of increases in market interest rates. When market interest rates rise, the market value of such securities generally will fall. A closed-end fund's investment in such securities means that the NAV and market price of its Reference Securities will tend to decline if market interest rates rise.
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During periods of declining interest rates, the issuer of a security may exercise its option to prepay principal earlier than scheduled, forcing a closed-end fund to reinvest in lower-yielding securities. This is known as call or prepayment risk. Preferred and debt securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security's duration and reduce the value of the security. This is known as extension risk. Any of these events may adversely affect the value of the Reference Security, the Reference Asset and the value of your Notes.

  Reference Asset Constituent Closed-End Funds Are Subject to Credit Risk. A closed-end fund may be adversely affected if the issuer of a debt obligation, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other obligation, is, or is perceived to be, unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations. The downgrade of a security may further decrease such fund's value. Such events may adversely affect the value of the relevant Reference Security, the Reference Asset, and the value of your Notes.
  Reference Asset Constituent Closed-End Funds Are Subject to Inflation Risk. Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Reference Securities and distributions, if any, made by the Reference Asset constituent closed-end funds can decline, which may adversely affect the value of your Notes.
  Reference Asset Constituent Closed-End Funds Are Subject to Currency Exchange Rate Risk. The Notes are linked to closed-end funds that invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the relevant non-U.S. securities strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of such closed-end funds. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the securities in which such closed-end funds invest will be adversely affected and the value of the Notes may decrease.
  There are Risks Associated with Emerging Market Issuers. Some of the Reference Asset constituent closed-end funds invest in emerging markets, and therefore the Notes are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market issuers may be more volatile and may be affected by market developments differently than U.S. issuers. You should carefully consider the risks related to emerging markets, to which the Notes are susceptible, before making a decision to invest in the Notes.
  There are Risks Associated with Foreign Securities Markets. The Index is comprised of closed-end funds that may invest in securities issued by foreign issuers. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. issuers involves particular risks. There is generally less publicly available information about non-U.S. issuers than about those U.S. issuers that are subject to the reporting requirements of the SEC, and non-U.S. issuers are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting issuers. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.
  There are Risks Associated with Preferred Stock. The Index is comprised of closed-end funds that may invest in preferred stock. Generally, preferred stockholders have no voting rights with respect to the issuing company unless
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certain events occur. In addition, preferred stock is subordinated to bonds and other debt instruments in a company’s capital structure and therefore will be subject to greater credit risk than those debt instruments. In addition, because some preferred stock may pay dividends at a fixed rate, the market price can be sensitive to changes in interest rates in a manner similar to bonds — that is, as interest rates rise, the value of the preferred stock is likely to decline. To the extent that any Reference Asset constituent closed-end fund invest their assets in fixed rate preferred stock, rising interest rates may cause the value of such closed-end fund's investments to decline significantly.

  There are Risks Associated with Securities Lending. The Index is comprised of closed-end funds that may lend their portfolio securities. There may be risks of delay and costs involved in recovery of securities or even loss of rights in the collateral should the borrower of the securities fail financially. These delays and costs could be greater with respect to foreign securities. Reference Asset constituent closed-end funds also bear the risk that the reinvestment of collateral will result in a principal loss. Finally, there is the risk that the price of the securities will increase while they are on loan and the collateral will not be adequate to cover the increase in value.
  There are Risks Associated with Mortgage-Backed Securities. The Index is comprised of closed-end funds that may invest in mortgage-backed securities ("MBS"). The value of relevant Reference Securities may be adversely affected by fluctuations in interest rates and the prepayment of the mortgage loans underlying the MBS held by the closed-end fund. Mortgage loans are most likely to be prepaid in a declining interest rate environment. Prepayment may reduce the closed-end fund's coupon distributions because the proceeds of a prepayment may be invested in lower-yielding securities. In a rising interest rate environment, a declining prepayment rate will extend the average life of many MBS which in turn would lengthen the duration of the closed-end fund's portfolio. This possibility is often referred to as extension risk. Extending the average life of an MBS increases the risk of depreciation due to future increases in market interest rates. The value of relevant Reference Securities can also be adversely affected by the existence of premiums on the price of MBS the issuer acquires. Certain government agencies or instrumentalities, such as the Government National Mortgage Association (BNMA), the Federal National Mortgage Association (FNMA), and the Federal Home Loan Mortgage Corporation (FHLMC), provide a guarantee as to timely payment of principal and interest for MBS each entity issues, backs or otherwise guarantees. Guarantees may or may not be backed by the full faith and credit of the U.S. government.

There are Risks Associated with the Financial Services Sector

The financial services sector includes companies engaged in banking, commercial and consumer finance, investment banking, brokerage, asset management, custody or insurance. Because the Index includes closed-end funds which invest in companies that operate in the financial services sector, the Notes are sensitive to changes in, and its performance may depend on, the overall condition of the financial services sector. Companies in the financial services sector may be subject to extensive government regulation that affects the scope of their activities, the prices they can charge and the amount of capital they must maintain. The profitability of companies in the financial services sector may be adversely affected by increases in interest rates. The profitability of companies in the financial services sector may also be adversely affected by loan losses, which usually increase in economic downturns. In addition, the financial services sector is undergoing numerous changes, including continuing consolidations, development of new products and structures and changes to its regulatory framework. Furthermore, increased government involvement in the financial services sector could result in a change of the Index’s exposure to financial institutions. Recent developments in the credit markets have caused companies operating in the financial services sector to incur large losses, experience declines in the value of their assets and even cease operations.

The Reference Securities are not Equally Weighted and Changes in the Values of the Reference Securities May Offset Each Other

Because the Reference Securities are not equally weighted, the same percentage change in two or more Reference Securities will have different effects on the Closing Level. For example, because Eaton Vance Duration Income Fund Limited (NYSE: EVV) has a weight of 8.00% as of December 31, 2013, any decrease in this closed-end fund will have a significantly greater effect on the Closing Level than a comparable percentage increase in the value of lesser-weighted closed-end funds. In addition, although the weight of each Reference Security is subject to a cap, the weights of the Reference Securities may vary between quarterly rebalancings. See "Information Regarding the Reference Asset" in this pricing supplement.

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Market Disruption Events May Affect the Calculation of the Index

If at any time during the term of the Notes the Index Calculation Agent determines that there has been an unscheduled market closure for any of the Reference Securities, the intraday and daily levels of the Index will be calculated using the last traded price for the relevant Reference Security. Any such market disruption event may have an adverse impact on the level of the Index and, therefore, may have an adverse effect on the market value of the Notes. See "Information Regarding the Reference Asset" in this pricing supplement.

Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of the Notes

The policies of the Index Calculation Agent concerning additions, deletions and substitutions of the Reference Asset constituent closed-end funds and the manner in which the Index Calculation Agent takes account of certain changes affecting those Reference Asset constituent closed-end funds may adversely affect the level of the Reference Asset. The policies of the Index Calculation Agent with respect to the calculation of the Reference Asset could also adversely affect the level of the Reference Asset. The Index Calculation Agent or the Index Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of the Notes.

The Index Calculation Agent May Take Action to Maintain the Index Upon the Occurrence of Certain Adverse Events

The Index Calculation Agent may take steps to maintain the Index upon the occurrence of certain adverse events, such as liquidations, conversions, delistings, bankruptcies, mergers, takeovers and other events involving Reference Securities as described in more detail in "Information Regarding the Reference Asset—Rules for Reconstitutions, Rebalances, and Index Changes" herein. Procedures have been established by the Index Calculation Agent to address such events, which may include the delisting of a Reference Security or other maintenance actions taken by the Index Calculation Agent. There can be no assurance, however, that the delisting of a Reference Security or any other action taken by the Index Calculation Agent will not have an adverse or distortive effect on the value of the Index or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Notes. See "Information Regarding the Reference Asset" in this pricing supplement.

There are Uncertainties Regarding the Index Because of Its Limited Performance History

The current methodology of the Index was created in June 30, 2013. Any Index performance data prior to June 30, 2013 is hypothetical and is based on the application of the Index's current methodology to past historical data. Consequently, any Index performance data prior to is created with the benefit of hindsight and cannot be used to predict future results. The Index's past historical performance is very limited, and no future performance of the Index can be predicted.

There are Potential Conflicts of Interest Between You and the Calculation Agent

Scotia Capital, Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the notes. The Calculation Agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the level of the Index and the value of the notes.

The Notes are Subject to Market Risk

The return on the Notes is directly linked to the performance of the Reference Asset and indirectly linked to the value of the Reference Asset constituent closed-end funds, and the extent to which the Index Return is positive or negative. The levels of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset constituent closed-end funds, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

In addition, the Percentage Change must be greater than 2.75% in order for you to receive a Payment Amount greater than the Original Issue Price of the Notes. You may lose all or a substantial portion of the amount that you invested to purchase the Notes. You may incur a loss even if the Percentage Change is positive (but less than 2.75%).

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The Original Issue Price for the Notes is greater than the Principal Amount due to an additional fee charged by agents and third-party distributors of the Notes.

The Original Issue Price for each $1,000 Principal Amount of the Notes is $1,025.00. The excess over the Principal Amount will constitute a commission to agents and third-party distributors for their services in connection with the distribution of the Notes. The Payment at Maturity will be calculated based on the Principal Amount rather than the Original Issue Price. Accordingly, the resulting return per Note, if any, on the Principal Amount will be reduced when compared to the Original Issue Price. For you to receive a Payment Amount greater than the Original Issue Price of the Notes, the Percentage Change must be greater than the Breakeven Level of 2.75% due to the effect of both the Index Adjustment Amount and the Original Issue Price being greater than the $1,000 in Principal Amount you purchased.

The Payment at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other Than the Valuation Date

The Payment at Maturity will be based on the Final Level (subject to adjustments as described herein).  Therefore, for example, if the closing level of the Reference Asset declined substantially during the Final Averaging Period compared to the Initial Averaging Period, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the closing level of the Reference Asset prior to the Final Averaging Period.  Although the actual level of the Reference Asset at maturity or at other times during the term of the Notes may be higher than the Final Level, you will not benefit from the closing level of the Reference Asset at any time other than during the Final Averaging Period.

If the Levels of the Reference Asset or the Reference Asset Constituent Closed-End funds Change, the Market Value of Your Notes May Not Change in the Same Manner

Your Notes may trade quite differently from the performance of the Reference Asset or the Reference Asset constituent closed-end funds. Changes in the levels of the Reference Asset or the Reference Asset constituent closed-end funds may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price at Which the Notes may be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Holding the Notes is Not the Same as Holding the Reference Asset Constituent Closed-End funds

Holding the Notes is not the same as holding the Reference Asset constituent closed-end funds. As a holder of the Notes, you will not be entitled to the voting rights or other rights that holders of the Reference Asset constituent closed-end funds would enjoy.

Further, because (a) the calculation of the Adjusted Final Level includes a reduction by the Index Adjustment Amount, and (b) the Original Issue Price for the Notes is greater than the Principal Amount, the return, if any, on the Notes will not reflect the full performance of the Reference Asset constituent closed-end funds. Therefore, the yield to maturity based on the methodology for calculating the Payment at Maturity will be less than the yield that would be produced if the Reference Securities were purchased and held for a similar period.

No Assurance that the Investment View Implicit in the Notes Will Be Successful

It is impossible to predict with certainty whether and the extent to which the level of the Reference Asset will rise or fall. The Final Level may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset constituent closed-end funds. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset constituent closed-end funds in particular, and the risk of losing all or some of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset constituent closed-end funds will result in your receiving an amount greater than or equal to the Principal Amount of your Notes.  Certain periods of historical performance of the Reference Asset or the Reference Asset constituent closed-end funds

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would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past.

Past Performance is Not Indicative of Future Performance

The actual performance of the Reference Asset over the life of the Notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement or to the historical performance of the Reference Asset. We cannot predict the future performance of the Reference Asset.

The Bank Cannot Control Actions by the Index Calculation Agent or the Index Sponsor and the Index Calculation Agent and the Index Sponsor Have No Obligation to Consider Your Interests

The Index methodology allows the Index Calculation Agent certain limited discretion in making decisions with respect to the Index. The methodology establishes quantitative criteria for determining the Reference Securities, but the Index Calculation Agent retains the limited ability to utilize subjective screening based on extraordinary factors it deems appropriate if, in its opinion, certain Reference Securities should be included in or excluded from the Index. As a result, the Reference Securities may change in unpredictable ways in the Index Calculation Agent's discretion.

The Bank and its affiliates are not affiliated with the Index Calculation Agent or the Index Sponsor and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The Index Calculation Agent and the Index Sponsor are not involved in the Notes offering in any way and have no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of your Notes.

The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Note, (ii) volatility of the level of the Reference Asset and the market’s perception of future volatility of the level of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, because the provisions of the Note relating to the Payment at Maturity behave like options, the value of the Note will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

Early Redemption Fees will Further Reduce Any Amounts Due to You When You Sell Your Notes Prior to Maturity

Fees charges for Early Redemption will further reduce any amounts due to you when you sell your Notes prior to maturity. The closer to the Original Issue Date you decide to redeem your Notes, the greater the Early Redemption Fee will be.

The Notes Lack Liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Notes from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

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The Bank’s Estimated Value of the Notes Will be Lower than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors.  The Original Issue Price of the Notes will exceed the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes through a third party hedge provider, are included in the Original Issue Price of the Notes.  These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Notes.  As the purchase price of the Notes is above par, the market value of your Notes may suffer even a greater decline in the secondary market. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and may Differ from Others’ Estimates

The Bank’s estimated value of the Notes is determined by reference to the Bank’s and third party hedge provider’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s and third party hedge providers’ assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

Hedging Activities by the Bank May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The Bank or one or more of our respective affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset. The Bank or one or more of our respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset constituent closed-end funds, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Valuation Date.

The Bank or one or more of our respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Notes whose returns are linked to changes in the level or price of the Reference Asset or the Reference Asset constituent closed-end funds. Any of these hedging activities may adversely affect the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset constituent closed-end funds—and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank, or our respective affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

Market Activities by the Bank, Scotia Capital (USA) Inc. for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes

The Bank, Scotia Capital (USA) Inc. and our respective affiliates provide a wide range of financial services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, and/or our

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affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset constituent closed-end funds, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the level of the Reference Asset and/or the value of the Notes. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the Reference Asset and the market for your Notes, and you should expect that our interests and those of our affiliates, or our clients or counterparties, will at times be adverse to those of investors in the Notes.

The Bank, Scotia Capital (USA) Inc. and our respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset constituent closed-end funds or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank and our respective affiliates will offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Bank, Scotia Capital (USA) Inc. and Our Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Reference Asset Constituent Closed-End funds

The Bank, Scotia Capital (USA) Inc. and our respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Asset constituent closed-end funds, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, and our respective affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset constituent closed-end funds or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within us or our affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

Other Investors in the Notes May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as Noteholders. Further, other investors may enter into market transactions with respect to the Notes, assets that are the same or similar to the Notes, assets referenced by the Notes (such as closed-end funds or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Notes or in respect of the Reference Asset.

The Calculation Agent Can Postpone the Valuation Date for the Notes if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Valuation Date, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, the Valuation Date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the Valuation Date will not be postponed by more than seven scheduled trading days. Moreover, if the Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Valuation Date, and the Calculation Agent will determine the applicable Final Level that must be used to determine the Payment at Maturity. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-18 and “General Terms of the Notes—Market Disruption Events” beginning on page

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PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

There Is No Affiliation Between Any Constituent Close-End Fund Issuers, the Index Calculation Agent or the Index Sponsor and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Closed-End Fund Issuers, the Index Calculation Agent or the Index Sponsor

The Bank, Scotia Capital (USA) Inc., and our respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the Reference Asset constituent closed-end funds. Nevertheless, none of us or our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the other Reference Asset constituent closed-end funds. Before investing in the Notes you should make your own investigation into the Reference Asset and the issuers of the Reference Asset constituent closed-end funds. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

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Information Regarding The Reference Asset

The CEFBLX is a proprietary mutual fund index published by S-Network Global Indexes, Inc. (the "Index Sponsor"). It is composed of closed-end funds selected from a universe of approximately 200 US securities and is designed to serve as a benchmark for closed-end funds listed in the US that are principally engaged in asset management processes designed to produce taxable annual yield through investment in senior bank loans and other short duration instruments (“CEFBLX” or “Index”). The rules for constructing and rebalancing the Index were developed by the S-Network CEFBLX Index Committee, the "Index Committee." The Index Committee is responsible for selecting or deselecting funds of the Index. The Index Committee has contracted with S-Network Global Indexes, LLC (the “Index Calculation Agent”) to maintain, perform the calculations on, and publish, the Index. The Issuer has no involvement in creation, calculation or maintenance of Index. For detailed information regarding the CEFBLX please refer to S-NET Closed-End Fund Indexes, S-Network Bank Loan/Short Duration Closed End Fund Index (CEFBLX), Index Rules and Methodology at http://www.closedendfundindex.com/pdf/cefblx-RuleBook.pdf. We are not incorporating by reference this website or any material it includes in this pricing supplement.

Calculation of the Index.

The Index is computed as follows:

The above mentioned formula can be simplified as:

Where:

	=	= divisor at time (t)
	=	the number of stocks in the Index
	=	the closing price of stock i at the base date
qi0	=	the number of shares of fund i at the base date
rio	=	1
fio	=	1
	=	the price of stock i at time (t)
	=	the number of shares of fund i at time (t)
rit	=	1
fit	=	1
	=	the adjustment factor for the base date market capitalization
	=	the time the Index is computed
	=	market capitalization of the Index at time (t)
	=	adjusted base date market capitalization of the Index at time (t)

Base Date = December 31, 2008

Base Index Value = 1000

Dividend payments are not taken into account in the price indexes, whereas dividend payments are reinvested in the index constituents of the total return index on a proportional basis.

Divisor Adjustments. Corporate actions affect the share capital of component stocks and therefore trigger increases or decreases in the Index. To avoid distortion, the divisor of the Index is adjusted accordingly.

Changes in the Index’s market capitalization due to changes in the composition (additions, deletions or replacements), weighting (following quarterly reviews or changes of more than 10% in a single component’s share number) or corporate

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actions (liquidations, conversions, mergers, spin-offs, rights offerings, repurchase of shares, public offerings, return of capital, or special cash or stock distributions of other stocks) result in a divisor change to maintain the Index’s continuity. By adjusting the divisor, the Index value retains its continuity before and after the event. For rights offerings, the Index Calculation Agent will price the rights during the subscription period, not before or after. Alternatively, the Index Calculation Agent may start pricing the rights after the ex date and before the subscription period, under the condition that the rights are priced daily.

Formulae for Divisor Adjustment. The following formulae will be used for divisor adjustments. (Note: No divisor adjustments are necessary for stock splits, since market capitalization does not change and the share number and share price are adjusted prior to the opening of trading on the split's ex-date.)

Where:

= divisor at time (t)
= divisor at time (t+1)
= stock price of fund i at time (t)
= number of shares of fund i at time (t)
rit	= 1
fit	= 1

= add new components’ market capitalization and adjusted market capitalization (calculated with adjusted closing prices and shares effective at time t+1 and/or minus market capitalization of funds to be deleted (calculated with closing prices and shares at time t)

Note: If the current trading price of an issue is unavailable, the previous trading session’s closing price is used. However, if the issue is affected by any corporate action that requires an adjustment, then the adjusted price is used.

Adjustments for Corporate Actions. An Index divisor may decrease (▼) or increase (▲) or keep constant (■) when corporate actions occur for a component stock. Assuming shareholders receive “B” new shares for every “A” share held for the following corporate actions:

Adjustment to Index Divisor	Corporate Action
DECREASE ▼	CASH DIVIDEND (applied for return index only) adjusted price = closing price - dividend announced by the fund
DECREASE ▼	SPECIAL CASH DIVIDEND (applied for price and return index) adjusted price = closing price - dividend announced by the fund
KEEP CONSTANT ■	SPLIT AND REVERSE SPLIT adjusted price = closing price * A / B new number of shares = old number of shares * B / A
KEEP CONSTANT ■	RIGHTS OFFERING adjusted price = (closing price * A + subscription price * B) / (A + B) new number of shares = old number of shares * (A + B) / A
KEEP CONSTANT ■	STOCK DIVIDEND adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
DECREASE ▼	STOCK DIVIDEND OF A DIFFERENT FUND SECURITY adjusted price = (closing price * A - price of the different fund security * B) / A
DECREASE ▼	RETURN OF CAPITAL AND SHARE CONSOLIDATION adjusted price = (closing price - dividend announced by fund) * A / B new number of shares = old number of shares * B / A
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DECREASE ▼

REPURCHASE SHARES-SELF TENDER

adjusted price = [(price before tender * old number of shares) - (tender price * number of tendered shares)] / (old number of shares - number of tendered shares)

new number of shares = old number of shares - number of tendered shares

INCREASE ▲

COMBINATION STOCK DISTRIBUTION (DIVIDEND OR SPLIT) AND RIGHTS OFFERING

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:

  If rights are applicable after stock distribution (one action applicable to other). adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [ (A + B) * (1 + C / A) ] new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A
  If stock distribution is applicable after rights (one action applicable to other). adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)] new number of shares = old number of shares * [ ( A + C ) * ( 1 + B / A) ]

INCREASE ▲

STOCK DISTRIBUTION AND RIGHTS (NEITHER ACTION IS APPLICABLE TO THE OTHER)

adjusted price = [closing price * A + subscription price * C] / [A + B + C] new number of shares = old number of shares * [A + B + C]

Eligibility for Closed-End Funds to be included in the Index.

  The closed-end fund must be organized under the laws of the United States and meet all legal and regulatory criteria pursuant primarily to the relevant sections (Section 4(a)(2) and Section 23) of the Investment Company Act of 1940, and also be in compliance with the relevant sections of the Securities Act of 1933 and the Securities Exchange Act of 1934.
  The closed-end fund must have as its stated objective investment in bank loans and/or investment in short duration fixed income instruments.
  The closed-end fund’s shares must trade on a recognized North American stock exchange that provides a “last closing price”. (National Stock Exchange, formerly NASDAQ, stocks must be “reported securities” under 11Aa3-1 of the Securities and Exchange Act, i.e., National Market System stocks.)
  The minimum capitalization value for any closed-end fund will be greater than USD 100 million.
  Closed-end funds whose shares have traded at average premiums of 20% (plus or minus the average premium/discount for all eligible constituents) or more to their net asset values for the ten business days prior to the second Friday of the rebalancing month (“the record date”) shall be excluded from the Index.
  A constituent of the Index whose market capitalization falls below USD 50 million on the record date shall be deleted from the Index before the open of trade on the effective date of the next rebalancing.
  To meet eligibility requirements, a closed-end fund must maintain a total expense ratio below certain threshold.  The threshold will vary depending upon prevailing interest rates.  The reference threshold is 2% and is based on the 30-day LIBOR rate of .25%.  The threshold will increase or decrease from this level by a factor of 30% of the difference between the reference LIBOR rate of .25% and the LIBOR rate on the record date. Once included in the Index, any current Index constituent that exceeds the eligibility threshold by more than 10% will be deleted from the Index.
  Closed-end funds must have an average daily turnover (shares traded X share price) of more than USD500,000 per day for the three months prior to the record date to be eligible for inclusion in the Index.
  A fund must have been trading for more than three calendar months (“Recent IPO”) prior to a rebalancing date to be included in the Index.
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  A current constituent of the CEFBLX must trade at least 250,000 USD daily to remain in the Index.

Constituent Weightings

  Closed-end funds are weighted based on their adjusted net assets. Net assets are adjusted based on the following formula: a) Net assets are multiplied by a factor of 1.3 for closed-end funds trading at a discount greater than 6% or more of the average premium/discount of all included funds; b) Net assets are multiplied by a factor of 1.2 for closed-end funds trading at a discount of greater than 3% but less than 6% of the average premium/discount of all included funds; c) Net assets are multiplied by a factor of 1.1 for closed-end funds trading at a discount greater than 0% but less than 3% of the average premium/discount of all included funds; d) Net assets are multiplied by a factor of .7 for closed-end funds trading at a premium greater than 6% of the average premium/discount of all included funds; b) Net assets are multiplied by a factor of .8 for closed-end funds trading at a premium greater than 3% but less than 6% of the average premium/discount of all included funds; c) Net assets are multiplied by a factor of .9 for closed-end funds trading at a discount greater than 0% but less than 3% of the average premium/discount of all included funds.
  Any stock with a weight greater than 8% of the CEFBLX will be capped at 8% and the remaining weight shall be redistributed on a proportional basis to the remaining funds in the Index.
  The total weight of all the funds contained in the Index with weights greater than 5%, following the capping described above shall be capped at 45%. The weights of the funds with weights over 5% shall be reduced on a proportional basis and added to the weights of the funds with weights under 5% on a proportional basis.

Rules for Reconstitutions, Rebalances, and Index Changes

The CEFBLX is calculated by the Index Calculation Agent. The Index Calculation Agent is also responsible for Index maintenance and price dissemination. The calculation, maintenance and dissemination rules are as follows:

Index Changes. Index changes take place on the annual reconstitution date, except in the event of certain corporate actions, such as mergers, acquisitions, and delistings. In such cases, the change is applied on the effective date of the action, unless otherwise determined by the Index Committee. Share increases and decreases are reflected on the rebalancing date. Whenever possible, changes will be announced at least two business days prior to their implementation.

Index Reconstitutions. The Index is reconstituted annually on December 31. All candidates and current constituents are screened against the CEFBLX "Eligibility Criteria" and additions and deletions to the Index are determined.

Index Rebalancings. The Index is rebalanced quarterly on the last day of each calendar quarter using the methodology described above in "Constituent Weightings." Index changes related to the quarterly rebalancings are made in ten proportional allocations starting on the close of trading on the quarterly rebalancing date.

Additions and Deletions. Additions and Deletions to the Index are made in ten proportional allocations starting on the close of trading on the annual reconstitution date (last business day of the calendar year) and in the event of the deletion of a constituent stock due to a corporate action. When a stock is deleted, no replacement stock is added.

Deletions are made at any time, in the event a fund is liquidated, de-listed, files for bankruptcy, is acquired or merges with another fund. Upon deletion, the weight of the removed fund is reallocated proportionately to the remaining constituents. Additions are made only upon the effective date of the annual reconstitution.

Maintenance of CEFBLX

i)	In addition to the scheduled reviews, CEFBLX is reviewed on an ongoing basis. Changes in Index composition and related weight adjustments are necessary whenever there are extraordinary events such as liquidations, conversions, delistings, bankruptcies, mergers or takeovers involving Index components. In these cases, each event will be taken into account on its effective date. A rebalance of the Index affected by these events will be at the discretion of the Index Committee in the event a significant component is affected. Whenever possible, the changes in the index’s components will be announced at least two business days prior to their implementation date.
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ii)	Changes of Eligible Securities. In the event that a component no longer meets the eligibility requirements described herein, it will be removed from the Index on the effective date of the next rebalancing.
iii)	Changes of Sector Classification. Funds are eligible for inclusion in the Index based on their inclusion in an applicable sector. Mergers, takeovers, and spin-offs, as well as changes in a fund’s investment approach, may cause a fund to lose its eligibility. In such a circumstance, the fund will be deleted from the Index on the effective date of the next rebalancing. A fund’s classification may also require an immediate change as the result of a special event such as a merger, takeover or spin-off.
iv)	Mergers. If two Index constituents merge, their component positions will be replaced by the surviving fund immediately. If an Index constituent merges with a non-component fund, its component position will be replaced by the new fund, if the new fund meets all eligibility criteria herein. In the event of mergers of equals, the combined trading history of the predecessor funds shall be used for evaluation. If the combined fund fails to meet all eligibility criteria described herein, it will be deleted. If deleted, the weight of the merged Index constituent shall be redistributed proportionately to the remaining constituents in the Index.
v)	Takeovers. If an Index component is taken over by another component fund, the former will be removed from the Index immediately upon completion of the takeover. If an Index component is taken over by a non-component fund, it will be replaced by the acquiring fund immediately, if the acquiring fund meets all the eligibility criteria described herein. If the acquiring fund does not meet eligibility criteria described herein, the weight of the removed fund will be reallocated proportionately to the remaining constituents in the Index.
vi)	Conversions: If an Index component is converted to a non-eligible financial security, it will be deleted from the Index 5 business days following the effective date of the conversion and the weight of the removed fund will be reallocated proportionately to the remaining constituents in the Index.
vii)	Share Offerings, Tenders and Purchases. All Share Offerings, Tenders and Purchases that result in an increase or decrease of shares will be implemented at the quarterly review.
viii)	Removal of Funds Due to Delisting, Bankruptcy or Extreme Financial Distress. If an Index constituent is de-listed by its primary market, or is in bankruptcy proceedings, it will be removed from the Index as follows:
  If an Index component is de-listed by its primary market due to failure to meet financial or regulatory requirements, it will be removed from the Index and its weight will be reallocated to the remaining constituents in the Index.
  If an Index component enters bankruptcy proceedings, it will be removed from the Index and will remain ineligible for re-inclusion until it has emerged from bankruptcy.
  If the fund appears to be in extreme financial distress, it will be removed from the CEFBLX to protect the integrity of the Index and the interests of investors in products linked to the Index.
ix)	Pricing of Funds in Extreme Financial Distress.
  When a fund is suspended from trading due to financial distress and subsequently de-listed by its primary market prior to resumption of trading, the Index Calculation Agent will use the best-available alternate pricing source to determine the value at which the fund should be removed from the Index.
  If the fund’s primary market price is no longer available due to its suspension or de-listing, a current price from another exchange, such as a regional or electronic marketplace, may be used. In the absence of those prices in the case of U.S. securities, OTC Bulletin Board, OTC Equity (non-OTCBB stocks), and Pink Sheet traded prices could be applied in that order.
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  If neither a traded price nor a bid/asked range is available, the Index Committee will evaluate the status of the suspended stock and if the security has become worthless or is likely to remain too illiquid to be traded, it will be removed from the Index at .01 local currency of the stock.

License Agreement

S-Network Global Indexes, Inc. (“S-Net”) and The Bank of Nova Scotia (the “Bank”) have entered into a non-exclusive license agreement, granting the Bank, and certain of its affiliates, in exchange for a fee, permission to use the CEFBLX in connection with the offer and sale of the Notes. The Bank is not affiliated with S-Net; the only relationship between S-Net and the Bank is the licensing of the use of the CEFBLX . The Bank does not accept any responsibility for the calculation, maintenance or publication of the CEFBLX or any successor index.

The Notes are not sponsored, endorsed, sold or promoted by S-Net., or its subsidiaries or affiliates (collectively “S-Net”). S-Net’s only relationship to the Bank is the licensing of certain trademarks and trade names of CEFBLX and of the Index, which is determined, composed and calculated by S-Net without regard to the Bank or the Notes. S-Net and its third party licensors have no obligation to take the needs of the Bank or the owners of the Notes into consideration in determining, composing or calculating the Index. S-Net is not responsible for and has not participated in the determination of the prices and amount of the Notes or in the determination or calculation of the equation by which the Notes is to be converted into cash. S-Net has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S-NETWORK GLOBAL INDEXES, INC. DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S-NETWORK INDEX(ES) OR ANY DATA INCLUDED THEREIN AND S-NETWORK GLOBAL INDEXES, INC. SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S-NETWORK GLOBAL INDEXES, INC. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S-NETWORK INDEX(ES)) OR ANY DATA INCLUDED THEREIN. S-NETWORK GLOBAL INDEXES, INC. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S-NETWORK INDEX(ES) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S-NETWORK GLOBAL INDEXES, INC. HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

The marks S-Network Bank Loan/Limited Duration Closed-End Fund IndexSM (ticker: CEFBLX) and S-Network Bank Loan/Limited Duration Closed-End Fund IndexSM (ticker: CEFBLXE) are trademarks of S-Network Global Indexes, Inc. and have been licensed for use by the Bank.

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The Bank’s Estimated Value of the Notes

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (i) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (ii) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risks—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risks—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. The difference between the estimated value and the original issue price of Notes sold above par will be even greater than that of the Notes sold at par. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risks—The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of The Bank of Nova Scotia, will purchase the Notes from the Bank for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and, as part of the distribution of the Notes, will reoffer the Notes to third-party distributors at a discount and with an underwriting commission of up to $25.00 per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. Certain accounts may pay a purchase price of at least $975.00 (97.50%) per $1,000 Principal Amount of the Notes and third party distributors involved in such transactions may charge a discretionary fee with respect to such sales. Scotia Capital (USA) Inc. will separately receive a structuring and development fee of up to $0.50 per $1,000 Principal Amount of Notes.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use the product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While Scotia Capital (USA) Inc. may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

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Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc. and its affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Scotia Capital (USA) Inc. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc. and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc. and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Certain Canadian Income Tax Consequences

See “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” at page S-24 of the Prospectus Supplement dated August 8, 2013.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, any Coupon Amount that is paid by us (including on the Maturity Date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. Additionally, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time (excluding the amount attributable to any Coupon Amount) and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

For a more detailed discussion of the United States federal income tax consequences with respect to your Notes, you should carefully consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and the discussion set forth in “United States Taxation” of the accompanying prospectus. In particular, U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement and non-U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Non-U.S. Holders” in the product prospectus supplement. U.S. holders should also review the discussion under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “—Backup Withholding and Information Reporting” under “United States Taxation” in the prospectus.

We will not attempt to ascertain whether any of the Reference Asset constituent closed-end funds would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the "Code") or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If one or more of the closed-end funds were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the Reference Asset constituent closed-end funds and consult your tax advisor regarding the possible consequences to you in this regard.

In this regard and in regard to a potential application of the “constructive ownership” rules, U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement.

Because other characterizations and treatments are possible the timing and character of income in respect of the Notes might differ from the treatment described above. You should carefully review the discussion set forth in “Alternative Treatments” in the product prospectus supplement for the possible tax consequences of different characterizations or treatment of your Notes for U.S. federal income tax purposes. It is possible, for example, that the Internal Revenue Service (“IRS”) might treat the Notes as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. Alternatively, the IRS may treat the Notes as a series of derivative contracts, each of which matures on the next rebalancing date of the reference asset, in which case you would be treated as disposing of the Notes on each rebalancing date in return for a new derivative contract that matures on the next rebalancing date, and you would recognize capital gain or loss on each rebalancing date.

The IRS has also issued a notice that may affect the taxation of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue ordinary income currently and this could be applied on a retroactive basis. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to

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treat the Notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). Accordingly, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF NOTES AND RECEIVING PAYMENTS UNDER THE NOTES.

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